Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To LUXOTTICA GROUP S.p.A.

We consent to the incorporation by reference in Registration Statements Nos. 333-171011, 333-147724, 333-14006 and 333-9546 on Form S-8 of our reports dated April 19, 2011, relating to the consolidated financial statements and financial statement schedule of Luxottica Group S.p.A. and the effectiveness of Luxottica Group S.p.A.’s internal control over financial reporting (each of which reports expresses an unqualified opinion and one of which report includes an explanatory paragraph relating to the Company’s adoption of accounting guidance of revisions to IAS 1 and IAS 19, both effective January 1, 2009), appearing in this Annual Report on Form 20-F of Luxottica Group S.p.A. for the year ended December 31, 2010.

/s/ Deloitte & Touche S.p.A.

Milan, Italy

April 28, 2011